Citizens Reports Fourth Quarter and Full Year 2022 Financial Results

AUSTIN, TX – March 13, 2023 – Citizens, Inc. (NYSE: CIA), today reported financial results for the quarter and year ended December 31, 2022.

Management Commentary

“Overall, I am pleased with the Company’s execution toward its long-term strategic goals,” said Company Vice Chairman and CEO, Gerald W. Shields. “Although we witnessed some of the industrywide impacts of inflation and volatile equity markets, the fundamental and controllable elements of our business continue to strengthen and improve. These improvements are the direct result of actions we have taken over the past two years to issue new products, improve distribution through focused sales promotions and campaigns, and improve policy retention. New products are an increasingly important part of our success and have been instrumental in driving the year-over-year growth of insurance issued to record levels; the number of policies issued has grown for three straight quarters.”

Full Year 2022 Operating Highlights

Net loss for the year ended December 31, 2022 totaled $6.6 million, or $0.13 per diluted class A share, compared to a net gain of $36.8 million, or $0.73 per diluted class A share, in 2021. However, year-over-year comparisons are difficult due to a one-time tax benefit and a one-time goodwill impairment that occurred in the fourth quarter of 2021, as well as $10.3 million in non-core, and primarily non-cash, investment related losses caused by the impact of inflation on market volatility and interest rates during 2022.

Excluding these one-time items and investment related gains and losses, operating income increased by $8.3 million in 2022, driven by higher net investment income, lower death claims and lower property claims, compared to 2021.

In 2022, the Company made considerable advancements toward its strategic goals through its focus on delivering the right products to the right customer, in the most efficient way possible. To this end, the Company introduced eight new customer-focused products and product enhancements, implemented sales promotions and campaigns that promote growth, and implemented process improvements and new technologies to get products to customers faster. The combined impact of these initiatives resulted in total life insurance issued and the number of policies issued growth of 64% and 18%, respectively.

Total first year premium trends improved steadily through 2022, which the Company believes are the result of strong demand for its new life insurance products. However, consolidated first-year premiums decreased 1%, as strong growth in the Life Insurance segment was more than offset by a decrease in the Home Service Insurance segment, which the Company believes is due to the impact of inflation on its customer base. Renewal premiums also decreased less than 1% and total premium revenue in 2022 decreased less than 1%.

Total claims and surrenders benefits in 2022 increased less than 1%, compared to 2021, primarily driven by higher matured endowments, which more than offset decreases in death claims and surrenders.

General expenses for 2022 increased by $1.8 million, or 4% year-over-year. The increase was primarily related to the Company’s international sales convention, which was not held in 2021 due to COVID-19 restrictions, and to a lesser extent, costs associated with transferring the Company’s international business to Puerto Rico.

On January 1, 2023, the Company started writing its international business from its new subsidiary in Puerto Rico, a U.S. territory, rather than Bermuda. The Company believes the benefits of issuing new business from Puerto Rico, one being that Spanish is the primarily language of the majority of its international policyholders, will drive sales and improve policy retention.

Full Year 2022 Segment Performance and Highlights

Life Insurance
Overall premium revenue decreased by 1% in 2022, compared to 2021, as higher first year premiums were more than offset by lower renewal premiums.

First year premiums and number of policies issued increased 4% and 12%, respectively in 2022, compared to 2021. The growth in the Life Insurance segment is attributable to strong sales from the Company’s new international whole life product, Whole Life 360, which accounted for 62% of total insurance issued in this segment in 2022. The Company continues to focus on sales promotions and campaigns and prioritizes recruiting new independent contractors and believes it has seen the positive results of these efforts.

Renewal premiums for 2022 decreased 2%, driven by higher matured endowments, which were expected due to contractual expiration dates, and the residual impact of higher surrenders during the last few years.

Total claims and surrenders benefits for 2022 increased 5% year-over-year, driven by higher scheduled matured endowments, which more than offset lower death claims and surrenders. Death claims decreased 25% due to a lower volume of reported claims in the Company’s international business. Policy surrenders decreased 8%, which the Company believes is the result of strategic policy initiatives aimed at mitigating and limiting surrenders.

Home Services Insurance
Total premium revenue in the Home Service Insurance segment for 2022 increased 1%, compared to the prior year. The increase was driven by higher total property insurance premiums, partially offset by lower total life insurance premiums.

First year premiums for 2022 were $5.6 million, compared to $6.3 million in the prior year. The decrease in first year premiums was driven by strategic risk-based curtailments of property insurance premium revenues, and lower life insurance premiums due to inflationary pressures and curtailment of COVID-19 relief aid in 2022.

Despite the overall decline in first year premiums, life insurance issued increased by $106.5 million, or 60%, driven by targeted sales campaigns and the introduction of the Company’s new whole life product in this segment, which has a higher maximum face value than legacy products.

Renewal premiums increased 3%, compared to the prior year, driven by higher property premium revenues, driven by higher rates and better hurricane experience compared to 2021, partially offset by a decrease in life insurance premiums.

Total claims and surrenders for 2022 decreased 14%, compared to 2021. The decrease was driven by a lower volume of reported death claims, including COVID-19 reported claims, and lower property claims, partially offset by slightly higher surrenders. The Company believes the increase in surrenders are the result of higher inflation and curtailment of COVID-19 relief aid in 2022, negatively impacting persistency.

Fourth Quarter of 2022 Financial Highlights

Net income for the fourth quarter of 2022 totaled $3.4 million, or $0.07 per fully diluted class A share, compared to net income of $38.1 million, or $0.77 per fully diluted class A share, in the prior year quarter. The decrease was related to the aforementioned one-time items in the fourth quarter of 2021, making year-over-year comparisons difficult.

Total premium revenue in the fourth quarter of 2022 was $48.3 million, compared to $49.5 million in the same year-ago period. The decrease was driven by lower renewal premiums, partially offset by strong first year premiums in the Life Insurance segment.

First year premium revenues increased 14% to $5.4 million, compared to the same year-ago period, driven by strong new product sales in the Life Insurance segment. New life products and product enhancements had a profound positive impact on both new life insurance issued and the number of policies issued, which increased 125% and 40% in the fourth quarter of 2022, compared to the same year-ago period.

Renewal premium revenues for the fourth quarter of 2022 were $42.8 million, compared to $44.8 million in the same year-ago period, driven by decreases in both the Life Insurance and Home Service Insurance segments, due to the residual impact of higher surrenders during the last few years.

Total claims and surrenders benefits for the fourth quarter of 2022 were $33.7 million, compared to $28.0 million in the same year-ago period. The increase was primarily driven by higher matured endowments and death claims in the Company’s international business, partially offset by lower surrenders.

General expenses for the fourth quarter of 2022 were $12.1 million, compared to $9.9 million in the same year-ago period. The increase was primarily driven by growth-related investments and expenses associated with transferring the Company’s international business to Puerto Rico.

Fourth Quarter of 2022 Segment Performance and Highlights

Life Insurance
Total premium revenue in the Life Insurance segment for the fourth quarter of 2022 decreased 1% to $36.2 million, compared to the prior year quarter as strong first year premiums were more than offset by lower renewal premiums.

First year premiums for the fourth quarter of 2022 increased 24%, compared to the prior year period, driven by continued strong sales of the Company’s new Whole Life 360 product and increasing demand for its Critical Illness product. New whole life products have had a meaningful impact on first year sales, driving three consecutive quarters of improving year-over-year growth.

Renewal premiums for the fourth quarter of 2022 decreased 4%, compared to the same year-ago period. The decrease in renewal premiums was primarily related to higher scheduled matured endowments and the residual impact of higher surrenders during the last few years which more than offset strong sales efforts in the quarter and the Company’s ongoing retention efforts.

Total claims and surrenders benefits for the fourth quarter of 2022 were $27.8 million, compared to $22.0 million in the same year-ago period. The increase was primarily driven by higher matured endowments and an increase in death claim benefits, partially offset by lower surrenders benefits.

Home Service Insurance
Total premium revenue in the Home Service segment in the fourth quarter of 2022 was $12.1 million, compared to $12.9 million in the same year-ago period.

First year premiums for the fourth quarter of 2022 were $1.4 million, compared to $1.5 million in the prior year quarter. The decrease was primarily driven by continued risk-based curtailments of property insurance premium revenues and inflationary pressures impacting the Company’s customer base.

Despite the overall decline in first year premiums, the Company’s strategic focus on sales campaigns designed to increase policy face amount have led to a $44 million, or 126%, increase in newly issued life insurance. The Company believes this is the result of continued traction of its new whole life product, which has meaningfully contributed to a 43% increase in policies issued in this segment, compared to the fourth quarter of 2021.

Renewal premiums for the fourth quarter of 2022 were $10.6 million, compared to $11.4 million in the prior year quarter. The decrease was primarily driven by higher costs for catastrophe reinsurance in the Company’s property business, compared to the fourth quarter of 2021.

Total claims and surrenders benefits for the fourth quarter of 2022 decreased 2%, compared to the same year-ago period. The decrease was driven by a lower volume of reported death claims, and lower property claims, partially offset by slightly higher surrenders.

Investments
Net investment income in the fourth quarter of 2022 increased 13% to $17.4 million, compared to the same year-ago period. The increase in net investment income was primarily driven by higher income from limited partnerships and reinvestment of the Company’s growing diversified invested asset base at higher interest rates, compared to the fourth quarter of 2021.

Net investment income was $65.4 million for 2022, an improvement compared to $61.5 million in 2021. The increase in net investment income was driven by higher income from limited partnerships and overall fixed maturity investments. The average pre-tax yield on the investment portfolio was 4.40% in 2022, an improvement compared to 4.24% in 2021.

Due to an increase in prevailing interest rates throughout the year, the carrying value of the Company’s fixed maturity securities investment portfolio at December 31, 2022 was $1.2 billion, compared to $1.5 billion at December 31, 2021. Fixed maturity securities represented approximately 87% of the Company’s investment portfolio. Approximately 99% of the Company’s fixed maturity portfolio is rated investment grade. The Company’s investment philosophy of holding debt securities until maturity mitigates concerns associated with temporary market value fluctuations.

Investment related gains (losses), net
Investment related gains in the fourth quarter of 2022 were $0.3 million, compared to a $3.7 million gain in the fourth quarter of 2021. The decrease was primarily due to the inflationary environment, which resulted in fair value changes to the Company’s limited partnerships.

Investment related losses in 2022 totaled $10.3 million, compared to an $11.0 million gain in 2021. The losses are primarily due to the inflationary environment and volatility in equity markets, which resulted in fair value changes to the Company’s limited partnership and equity securities investments.

Book Value
As of December 31, 2022, book value per Class A common share, including Accumulated Other Comprehensive Income (AOCI), was $0.02, compared to $6.41 in the prior year period. The year-over-year decrease was primarily driven by the impact of higher interest rates on the Company’s investment portfolio.

Adjusted book value per Class A common share, which excludes AOCI, was $3.94 for 2022, compared to $4.06 in the prior-year period.

About Citizens, Inc
Citizens, Inc. (NYSE: CIA) is a diversified financial services company providing life, final expense, and limited liability property insurance and other financial products to individuals and small businesses in the U.S., Latin America, and Asia. Through its customer-centric growth strategy, Citizens offers innovative products to address the evolving needs of its customers. The Company operates two primary segments: Life Insurance, where the Company is a market leader of U.S. dollar-denominated whole life cash value insurance policies in Latin America, and Home Services, which operates primarily in the U.S. Gulf coast region. For more information about Citizens and CICA Life Insurance Company of America, please visit www.citizensinc.com.

Explanatory Notes on Use of Non-GAAP Measures

Adjusted Operating Income
Adjusted Operating Income is a non-GAAP measure that is computed as pre-tax GAAP operating income, excluding net investment related gains (losses) and unusual one-time items. Management believes that this metric is meaningful, as it allows investors to evaluate underlying profitability and enhances comparability across periods, by excluding items that are heavily impacted by investment market fluctuations and other economic factors and are not indicative of operating trends. Management believes that the pre-tax metric is a more useful comparison than the post-tax metric, as the Company’s effective tax rate can fluctuate significantly from quarter-to-quarter.

Adjusted Book Value Per Class A Common Share
Adjusted book value per Class A common share is a non-GAAP measure that is calculated by dividing actual Class A common stockholders’ equity, excluding AOCI, by the number of Class A common shares outstanding at the end of the period. Management believes this metric is meaningful, as it allows investors to evaluate underlying book value growth by excluding the impact of interest rate volatility.

Selected Consolidated Financial Data

	Three months ended		Year ended
For the periods ended as of	December 31		December 31
(In thousands, except per share data)	2022	2021	2022	2021

Balance sheet data
Total assets	$1,569,970	1,854,511	$1,569,970	1,854,511
Total liabilities	1,568,927	1,533,940	1,568,927	1,533,940
Total stockholders' equity	1,043	320,571	1,043	320,571
Life insurance in force	4,257,148	4,165,921	4,257,148	4,165,921

Operating items
Insurance premiums	48,251	49,543	173,714	174,728
Net investment income	17,443	15,477	65,426	61,495
Investment related gains (losses) net	298	3,714	(10,291)	10,991
Total revenues	67,257	69,921	232,524	250,546

Claims and surrenders	33,675	28,034	119,935	119,735
Other general expenses	12,172	9,943	45,161	43,370
Goodwill impairment	—	12,624	—	12,624
Total benefits and expenses	64,934	76,734	239,591	257,234

Income (loss) before federal income tax	2,323	(6,813)	(7,067)	(6,688)
Federal income tax expense (benefit)	(1,051)	(44,950)	(429)	(43,475)
Net income (loss)	3,374	38,137	(6,638)	36,787

Per share data
Book value per share	0.02	6.41	0.02	6.41
Basic income (loss) per Class A share	0.07	0.77	(0.13)	0.74

Definition of Reported Segments
The Company is comprised of two operating business segments and other non-insurance enterprises as detailed below. The insurance operations are the Company's primary focus and are the lead income generators of the business.

Life Insurance – The Life Insurance segment primarily issues U.S. dollar-denominated ordinary whole life insurance and endowment policies predominantly sold to non-U.S. residents located principally in Latin America and the Pacific Rim. These products are sold through independent marketing consultants.

Home Service Insurance – The Home Service Insurance segment provides final expense life insurance and limited liability property insurance policies marketed to middle- and lower-income households, and whole life products with higher allowable face values in Louisiana, Mississippi, and Arkansas. These products are sold through independent agents and funeral homes.

Selected Segment Financial Data

	Three months ended		Year ended
For the periods ended as of	December 31		December 31
(In thousands, except per share data)	2022	2021	2022	2021

LIFE SEGMENT

Total assets	$1,176,246	1,390,392	$1,176,246	1,390,392

Operating items
Insurance premiums	36,192	36,659	124,653	126,058
Net investment income	13,556	11,748	50,680	47,216
Investment related gains (losses) net	(182)	3,435	(8,826)	9,176
Total revenues	50,831	53,062	170,175	185,812

Claims and surrenders	27,808	22,024	95,576	91,390
Total benefits and expenses	47,249	60,851	170,857	184,894

Income (loss) before federal income tax	3,582	(7,789)	(682)	918

HOME SERVICES SEGMENT

Total assets	$338,977	407,603	$338,977	407,603

Operating items
Insurance premiums	12,059	12,884	49,061	48,670
Net investment income	3,578	3,398	13,632	13,224
Investment related gains (losses) net	352	225	(1,277)	618
Total revenues	15,989	16,511	61,417	62,519

Claims and surrenders	5,867	6,010	24,359	28,345
Total benefits and expenses	15,975	14,228	63,193	64,555

Income (loss) before federal income tax	14	2,283	(1,776)	(2,036)

GAAP to Non-GAAP Reconciliation

Reconciliation of Adjusted Income (Loss) Before Federal Income Tax

	Three months ended December 31,		Twelve months ended December 31,
For the periods ended
Unaudited (In thousands)	2022	2021	2022	2021

Adjusted Operating Income
Income (loss) before federal income tax	$2,323	(6,813)	$(7,067)	(6,688)
Less:
Excluded investment related gains (losses)	298	3,714	(10,291)	10,991
Excluding goodwill impairment	—	(12,624)	—	(12,624)
Total adjustments	298	(8,910)	(10,291)	(1,633)
Adjusted income (loss) before federal income tax	$2,025	2,097	$3,224	(5,055)

Reconciliation of Stockholders’ Equity and Book Value per Class A Common Share

For the periods ended as of	Year ended December 31,
Unaudited (In thousands, except share data)	2022	2021

Stockholders’ equity (deficit)
Stockholders’ equity (deficit), including AOCI	$1,043	320,571
Less:
AOCI	(195,279)	117,492
Stockholders’ equity, excluding AOCI	$196,322	203,079

Book value
Book value, including AOCI	$0.02	6.41
Less:
Per share impact of AOCI	(3.92)	2.35
Book value, excluding AOCI	$3.94	4.06

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by words such as "may," "will," "expect," "anticipate", “believe”, “project” "intends," "continue" or comparable words. Such forward-looking statements may relate to the Company’s expectations regarding the impact of the COVID-19 pandemic, business performance, operational strategy, capital expenditures, technological changes, regulatory actions, and other financial and operational measures. In addition, all statements other than statements of historical facts that address activities that the Company expects or anticipates will or may occur in the future are forward-looking statements. Such statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict and many of which are beyond our control. Therefore, actual outcomes and results may differ materially from those matters expressed or implied in such forward-looking statements. The risks, uncertainties and assumptions that are involved in our forward-looking statements include, but are not limited to the risk factors discussed in our most recently filed periodic reports on Form 10-K and Form 10-Q. The Company undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events or changes in the Company's expectations. Accordingly, you should not unduly rely on these forward-looking statements. The Company also disclaims any duty to comment upon or correct information that may be contained in reports published by the investment community.

Contact Information

Investors
Matthew Hausch and Matt Glover
Gateway Group, Inc.
(949) 574-3860
CIA@gatewayir.com